Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of Advanced Viral Research Corp. of our reports dated February 10, 1998 and January 28, 1997 (which reports contains an explanatory paragraph that describes a condition that raises substantial doubt as to the ability of the Company to continue as a going concern) relating to the consolidated financial statements of Advanced Viral Research Corp. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. appearing in such Prospectus. We also consent to the references to us under the heading "EXPERTS" in the Prospectus.


                                               /s/ RACHLIN COHEN & HOLTZ
                                               ----------------------------
                                               Rachlin Cohen & Holtz

Miami, Florida
January 5, 1999